Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 14, 2011, between Sensata Technologies, Inc., a Delaware corporation (the “Company”), and Robert Hureau (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as Senior Vice President and Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the Senior Vice President and Chief Financial Officer, subject to the power and authority of the Company’s Board of Directors (the “Company Board”) and the Parent’s Board of Directors (the “Parent Board” or the “Board”), in consultation with the Company’s Chief Executive Officer (the “Chief Executive Officer”), to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render to Parent and its Subsidiaries (as defined herein) administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Board may from time to time direct.

(b) Executive shall report to the Executive Vice President and Chief Administrative Officer, and Executive shall devote his full business time and attention (except for vacation periods consistent with past practice and reasonable periods of illness or other incapacity) to the business and affairs of Parent and its Subsidiaries. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with Parent’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Executive Vice President and Chief Administrative Officer, perform other services for compensation. Unless otherwise agreed by Executive, Executive’s place of work shall be in the greater Attleboro, Massachusetts metropolitan area, except for travel reasonably required for Company business.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or through one or more Subsidiaries.

(d) For purposes of this Agreement, “Affiliate” shall mean with respect to Parent and its Subsidiaries, any other Person controlling, controlled by or under common control with Parent or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

(e) For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(f) For purposes of this Agreement, “Parent” shall mean Sensata Technologies Holding N.V., a company incorporated under the laws of the Netherlands.

3. Compensation and Benefits.

(a) Commencing as of July 1, 2011 and thereafter during the Employment Period, Executive’s base salary shall be Two Hundred Ninety Thousand Dollars ($290,000.00) per annum and shall be subject to review by the Compensation Committee of the Board, after consultation with the Chief Executive Officer on January 1, 2012, and then again on July 1, 2012, and thereafter on an annual basis commencing April 1, 2013 (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of Parent and its Subsidiaries are generally eligible (assuming Executive and/or his family meet the eligibility requirements of those benefit programs) (the “Senior Executive Benefits”).

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be eligible to earn an annual bonus (“Annual Bonus”) in an amount equal to a certain percentage of the Base Salary then in effect, which percentage shall be determined by the Chief Executive Officer, after consultation with and approval by the Compensation Committee of the Board, and is based upon the achievement by Parent and its Subsidiaries of financial and other objectives established for each fiscal year by the Board. Executive will become entitled to receive an Annual Bonus, if any, only if Executive continues to be employed by Parent or any of its Subsidiaries through April 1st of the fiscal year following the fiscal year to which such Annual Bonus relates and such Annual Bonus, if any, will be paid to Executive by the Company on or before April 15th of the fiscal year following the fiscal year to which such Annual Bonus relates.

4. Term.

(a) The Employment Period shall end on the first anniversary of the date hereof, but shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time by the parties hereto) for additional one-year periods beginning on the first anniversary of the date hereof and on each successive anniversary date, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 90 days prior to any such renewal date; provided that, the Employment Period shall terminate prior to such date immediately upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability (as defined below) or upon the Company’s termination of Executive’s employment (whether with Cause (as defined below) or without Cause).

(b) If the Employment Period is terminated (1) by the Company without Cause (other than as a result of Executive’s Disability) or (2) upon Executive’s resignation with Good Reason, Executive shall be entitled to (i) his Base Salary through the date of termination, (ii) any bonus amounts to which Executive is entitled for years that ended on or prior to the date of termination as set forth in Section 3(c) (including that Executive has been employed by the Parent or its Subsidiaries through April 1 of the fiscal year following the fiscal year to which such bonus relates), (iii) an amount equal to one year of Executive’s then current Base Salary plus an amount equal to the average of the Annual Bonus paid to Executive in respect of each of the two years immediately preceding the termination of Executive’s employment, and (iv) running concurrently with his COBRA period, continued participation throughout the Severance Period (as defined below) in all health and dental benefit plans in which Executive was entitled to participate immediately prior to the termination of Executive’s employment (or the Company shall arrange to make available to Executive benefits substantially similar to those which Executive would otherwise have been entitled to receive over such period if Executive’s employment had not been terminated) on the same terms and conditions (including employee contributions toward premium payments) under which Executive was entitled to participate immediately prior to his termination The amounts and benefits described in clauses (iii) and (iv) of this paragraph 4(b) will be paid if and only if Executive has executed and delivered to the Company a general release substantially in the form of Exhibit A attached hereto and such release has become effective and no longer subject to revocation not later than 60 days following the date of termination (the “General Release”) and only if Executive does not breach the provisions of paragraphs 5, 6 and 7 hereof. The amounts payable pursuant to clause (iii) of this paragraph 4(b) shall be payable in regular installments over the 12 month period following the date of termination (the “Severance Period”) in accordance with the Company’s general payroll practices as in effect on the date of termination, but in no event less frequently than monthly; provided that no amounts shall be paid until the first scheduled payment date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required.

(c) If the Employment Period is terminated (1) by the Company with Cause, (2) due to Executive’s death or Disability or (3) by Executive’s resignation without Good Reason, Executive shall be entitled to receive (i) his Base Salary through the date of termination and (ii) any bonus amounts to which Executive is entitled determined by reference to years that ended on or prior to the date of termination.

(d) Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e) Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment; provided that, notwithstanding anything to the contrary herein, Executive’s coverage under the Company’s health and dental benefit plans will terminate when Executive becomes eligible under any employee benefit plan made available by another employer covering health and dental benefits. The Executive shall notify the Company within thirty (30) days after becoming eligible for any such benefits.

(f) The Company may offset any amounts Executive owes Parent and its Subsidiaries against any amounts Parent and its Subsidiaries owe Executive hereunder.

(g) For purposes of this Agreement, “Cause” shall mean, with respect to Executive, one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to Parent or any of its Subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its Subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects Executive’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after Executive has been given written notice thereof) or brings Parent or its Subsidiaries into public disgrace or disrepute; (iv) the failure by Executive to substantially perform duties as reasonably directed by the Parent Board, the Company Board, or Executive’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to Executive; (v) willful misconduct with respect to Parent or any of its Subsidiaries, which misconducts causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its Subsidiaries; (vi) the failure of Executive to cooperate in any audit or investigation of the business or financial practices of the Parent or any of its Subsidiaries; or (vii) any breach by Executive of paragraph 5, 6 or 7 of this Agreement or any other material breach of this Agreement or the Management Equity Plans (as defined below).

(h) Executive will be “Disabled” only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans.

(i) For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and, if applicable, its Subsidiaries prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any reduction in Executive’s Base Salary or bonus opportunity, without Executive’s prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of the Company and (B) does not exceed 15% of Executive’s Base Salary and bonus opportunity in the aggregate; (ii) any material breach by Parent or any of its Subsidiaries of any agreement between such Persons and Executive; (iii) a change in Executive’s principal office without Executive’s prior consent to a location that is more than 50 miles from Executive’s principal office on the date hereof; or (iv) delivery by the Company of a notice of non-renewal of the Employment Period; provided that, any such reason was not cured by the Company to Participant’s reasonable satisfaction within 30 days after delivery of written notice thereof to the Company; further provided that, in each case written notice of an Executive’s resignation with Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.

(j) For purposes of this Agreement, “Management Equity Plans” shall mean the 2010 Equity Incentive Plan of Parent, together with any other incentive equity plan of Parent or any of its Subsidiaries under which Executive may in the future receive any equity or equity based award, along with any Award Agreements (as defined therein) and any attachments thereto, as amended from time to time.

5. Confidential Information.

(a) Executive acknowledges that the continued success of Parent and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his performance under this Agreement concerning the business and affairs of Parent and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Parent’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that during his employment and for a period of three (3) years after termination of his employment for any reason (and as to information that constitutes a trade secret under applicable law, for such longer period as the same shall remain a trade secret) he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Executive represents and warrants to the Parent and its Subsidiaries that Executive took nothing with him which belonged to any former employer when Executive left his position(s) with such employer(s) and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Parent and its Subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(d) Executive understands that Parent and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of paragraph 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent or its Subsidiaries and Affiliates who need to know such information in connection with their work for Parent or such Subsidiaries and Affiliates) or use, except in connection with his work for Parent or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he has and shall become familiar with Parent’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships, and with other Confidential Information concerning Parent and its Subsidiaries and Affiliates, and that his services have been and shall be of special, unique and extraordinary value to Parent and its Subsidiaries and Affiliates. Accordingly, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business that conducts operations or sales in such U.S. states, or such countries outside the United States, as Parent and its Subsidiaries conduct sales or operations as of the date of termination of the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of electromechanical or electronic sensors or controls.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent or any Subsidiary to leave the employ of Parent or such Subsidiary, or in any way interfere with the relationship between Parent or any Subsidiary and any employee thereof, (ii) knowingly hire any person who was an employee of Parent or any Subsidiary at any time during the twelve months prior to the termination of Executive’s employment or (iii) induce or encourage any customer, supplier, licensee, licensor or other business relation of Parent or any Subsidiary to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee. licensor or business relation and Parent or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Parent or its Subsidiaries); provided that, in each case, this paragraph 7(b) shall only apply if Executive shall have done business with, or had supervisory or other responsibility for, the employee, customer, supplier, licensee, licensor, or business relation to which the applicable clause of this paragraph 7(b) applies.

(c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) Executive acknowledges that any breach or threatened breach of the provisions of this paragraph 7 would cause Parent and its Subsidiaries irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Survival. Paragraphs 4 through 23 (other than paragraph 21) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Robert Hureau

100 Sheep Farm Road

East Greenwich, RI 02818

Notices to the Company:

Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, MA 02703

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, those documents expressly referred to herein, and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company other than to Parent or any of its Subsidiaries. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 15.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Company Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with Cause or, except as otherwise stated herein, Executive’s right to terminate the Employment Agreement with Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

19. Tax Matters; Code Section 409A.

(a) The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in Parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company, or Parent or any of their Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

20. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period, which opportunities relate to the business of designing, manufacturing, marketing, or selling electromechanical or electronic sensors or controls (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Parent and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent or any Subsidiary (including, without limitation, Executive being available to Parent and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Parent’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Parent and its Subsidiaries all pertinent information and turning over to Parent and its Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent or any Subsidiary requires Executive’s cooperation in accordance with this paragraph, Parent shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

23. Nondisparagement. Executive agrees not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Parent or its Affiliates, or any of their respective past and present directors, officers or employees. Parent and its Affiliates agree not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements or remarks concerning Executive or his employment with the Company or any of its Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SENSATA TECHNOLOGIES, INC.

/s/ Thomas Wroe Jr.
Name: Thomas Wroe
Title: Chief Executive Officer
Date: July 14, 2011

/s/ Robert P. Hureau
Robert Hureau
Date: July 14, 2011

EXHIBIT A

SENSATA TECHNOLOGIES, INC.

                    ,

Dear employee:

This letter will confirm the Agreement between you and Sensata Technologies, Inc. as follows:

(a)	Separation from the Company

By signing this agreement you acknowledge that your separation from Sensata Technologies, Inc. will be effective on             ,              (the “Separation Date”). As of the Separation Date, you will no longer be required to fulfill any of the duties and responsibilities associated with your position. Reference is made to that Employment Agreement, dated as of                     , by and between you and the Company (as amended from time to time in accordance with its terms, the “Employment Agreement”).

(b)	Severance Payment

In exchange for your execution of this Agreement, including the Release in paragraph 3, the Company agrees to pay you: [SPECIFY,] (as provided in your Employment Agreement) in twelve monthly installments of             , less deductions required by law (“Severance Payments”). Such Severance Payments will not be made until this agreement becomes effective and enforceable. Such Severance Payments shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates. You understand that the Severance Payments made to you represent consideration for signing this Release and are not salary, wages or benefits to which you were already entitled. You also acknowledge and represent that you have already received everything to which you were entitled by virtue of your employment relationship with the Company.

(c)	Release by You

1.

You (for yourself, your heirs, assigns or executors) release and forever discharge the Company, any of its affiliates, and its and their directors, officers, agents and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this letter agreement becomes effective and enforceable, (“Claims”) of any kind, which relate in any way to your employment with the Company or the termination of that employment, except those arising out of the performance of this letter agreement, your rights under the employee benefit plans of the Company and your rights to accrued, unused amount in the Timebank system (for vacation and sick leave). Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended.

2.	In signing this Release you acknowledge that you intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Release and without such waiver the Company would not have made the Severance Payments described in paragraph 2. You further agree that in the event you bring your own Claim in which you seek damages against the Company, or in the event you seek to recover against the Company in any Claim brought by a governmental agency on your behalf, this Release shall serve as a complete defense to such Claims.

3.	By signing this letter agreement, you acknowledge that you:

1.	have been given [forty-five] days after receipt of this letter agreement within which to consider it;

2.	have carefully read and fully understand all of the provisions of this letter agreement;

3.	knowingly and voluntarily agree to all of the terms set forth in this letter agreement;

4.	knowingly and voluntarily agree to be legally bound by this letter agreement;

5.	have been advised and encouraged in writing (via this agreement) to consult with an attorney prior to signing this letter agreement;

6.	understand that this letter agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of this letter agreement, and that at any time prior to the effective day you can revoke this letter agreement.

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(d)	Additional Agreements

(i) You also agree not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Company, any of its affiliates, or any of their respective past and present directors, officers or employees.

(ii) You further agree to keep all confidential and proprietary information about the past or present business affairs of the Company confidential unless a prior written release from the Company is obtained.

(iii) You further agree that as of the date hereof, you have returned to the Company any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time, including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data, and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

(e)	Confidentiality of this Letter Agreement

The contents of this letter agreement, including, but not limited to, its financial terms, are strictly confidential. By signing this agreement you agree and represent that you will maintain the confidential nature of the agreement, except (a) in disclosing it to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case you shall notify the Company in writing in advance of disclosure; and (c) as necessary to enforce this letter agreement.

The Company agrees that it will keep the contents of this letter agreement confidential, except (a) to its executive staff and governing bodies, as necessary or appropriate, and to its outside counsel and auditors; (b) as otherwise required by law; and (c) as necessary to enforce this letter agreement.

(f)	No Transfer or Assignment

You and the Company agree that no interest or right you have or any of your beneficiaries has to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you or your beneficiary, including for alimony, except to the extent required by law.

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(g)	No Admissions

This letter agreement shall not be construed as an admission of any wrongdoing either by the Company, its affiliates, or its and their directors, officers, agents and employees.

(h)	No Other Agreement

This letter agreement contains the entire agreement between you and the Company. No part of this letter agreement may be changed except in writing, executed by both you and the Company.

(i)	Governing Law

This letter agreement shall be interpreted in accordance with the laws of the State of Delaware. Whenever possible, each provision of this letter agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this letter agreement.

(j)	Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

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Please indicate your agreement by signing this letter and returning it to us on or before             ,             .

Very truly yours,

Sensata Technologies, Inc.

By:
Name:
Its:

AGREED TO AND ACCEPTED BY:

[Name]

Dated:

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